EXHIBIT 23.1



       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No.333-65539) of Gold Banc Corporation, Inc. of our report dated February 13, 1999 relating to the financial statements of American Bancshares, Inc., which appears in this Current Report on Form 8-K of Gold Banc Corporation, Inc.



PricewaterhouseCoopers LLP

Tampa, Florida
November 19, 1999